EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Isle of Capri Casinos, Inc. Announces Robert S. Goldstein Appointed to Executive Vice Chairman of the Company and Additional Share Repurchase Program

BILOXI, Miss., October 10, 2005-- Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that Robert S. Goldstein, son of chairman and chief executive officer Bernard Goldstein, has been appointed to the newly created position of executive vice chairman of the company.

Robert Goldstein has served on the board of directors of the Isle since 1993. He also currently serves as chairman, chief executive officer and president of Alter Trading Corporation. Robert Goldstein has worked with Alter Trading or its affiliates since 1977. Additionally, Robert Goldstein is an officer and director of affiliated transportation businesses of Alter Trading involved in barge transportation along the inland waterway, trucking, stevedoring and warehousing. Robert Goldstein is a graduate of Tulane University with a B.S. degree in economics.

“By creating this new position, the board has added additional leadership that will help position the company for continued growth and development. I am also proud that the board saw fit to place Rob in this new role,” said Bernard Goldstein, chairman and chief executive officer.

The company also announced that the board of directors has approved the repurchase of an additional 1,500,000 shares under the company’s share repurchase program. This program allows the company to repurchase shares from time to time as market conditions warrant.

Contacts:            Allan B. Solomon, Executive Vice President-561.995.6660
                             Rex Yeisley, Chief Financial Officer-228.396.7052
                             Jill Haynes, Director of Corporate Communications -228.396.7031

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama, and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

Web site: http://www.islecorp.com

This press release may be deemed to contain forward-looking statements, which are subject to change. This project is subject to contingencies, including the receipt of all necessary licenses and permits. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company's financial condition, results of operations and expansion projects, is included in the filings of the Isle of Capri Casinos, Inc. with the Securities and Exchange Commission.